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                                                                   EXHIBIT 10.9

December 28, 1999



Mr. Limor Schweitzer

Dear Limor,

          We are pleased to offer you a position with XACCT Technologies, Inc., a Delaware corporation (the "Company"), as a Chief Technology Officer starting on or about January 1, 2000. In this position, you will report to the President and Chief Executive Officer for the Company, and shall assume and discharge such responsibilities as are commensurate with a senior position. During the term of your employment you shall devote your full time, skill and attention to your duties and responsibilities and shall perform them faithfully, diligently and competently. In addition, you shall comply with the policies, procedures and practices of the Company as in effect from time to time.

          You will receive a monthly base salary of $13,750.00 which will be paid bi-weekly in accordance with the Company's normal payroll procedures; you will also receive a $16,500 annual bonus contingent upon your achieving specific performance objectives. To assist you in your relocation, we will pay actual relocation costs up to $10,000; if charges exceed $10,000 they will be reviewed on an individual case basis. If you are unable to secure housing prior to your expected start date, we will provide up to 45 days temporary housing; we will provide up to 45 days car rental while you arrange for a personal vehicle. When you have arranged more permanent housing, we will pay for the installation and continued use of a Pacific Bell DSL line. So that you do not lose touch with your family in Israel, we will pay for one round-trip visit per year to Israel for you and your immediate family. After at least one year, at the conclusion of your assignment in the United States, we will pay for your relocation back to Israel. In the event you should leave the company prior to completing one year's service, you will be required to repay the bonus and relocation expenses on a prorated basis. As a Company employee, you will also be eligible to receive certain employee benefits including participation in the Company's health insurance plan and 401K program to the extent of your eligibility under their terms. You should note that the Company might modify salaries and benefits from time to time as it deems necessary.

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          You should be aware that your employment with the Company is for no specified period and constitutes "at-will" employment. As a result, you are free to resign at any time, for any reason or for no reason. In the event the Company wishes to conclude its employment relationship with you without cause, we will provide you with 45 days notice and you will be paid during this time. Termination with cause will be immediate, with or without notice, and you will be paid up to the day of your termination. In either case, we will pay for your relocation back to Israel.

          For purposes of federal immigration laws, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to us within three (3) business days of your date of hire, or our employment relationship with you may be terminated.

          You agree that, during the term of your employment with the Company, you will not actively engage in any other employment, occupation, consulting or other business directly or indirectly related to the business in which the Company or XACCT Ltd. is now involved or becomes involved during the term of your employment, nor will you engage in any other activities that conflict with your obligations to the Company or XACCT Ltd.

          As a Company employee, you will be expected to abide by the Company's and XACCT Ltd's rules and regulations. You will be expected to sign and comply with an Employment, Confidential Information, and Invention Assignment Agreement that requires, among other provisions, the assignment of patent rights to any invention made during your employment at the Company and non-disclosure of proprietary information. Normal working hours are from 8:30a.m. to 6:00p.m, Monday through Friday. Of course as an exempt employee you will be expected to work additional hours as required by your assignments.

          To indicate your acceptance of the Company's offer, please sign and date this letter in the space provided below and return it to me. A duplicate original is enclosed for your records. This letter, along with the agreement relating to proprietary rights between you and the Company, sets forth the terms of your employment with the Company and supersedes any prior representations or agreements, whether written or oral.

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          This letter may not be modified or amended except by a written agreement, signed by an officer of the Company and by you.

          We look forward to having you on board.

                                    Sincerely,

                                    XACCT Technologies, Inc.

                                    /s/ Eric Gries

                                    Eric Gries
                                    President and CEO

ACCEPTED AND AGREED TO

This  ____ day of ________, 2000__.


/s/ Limor Schweitzer
--------------------------------
         Limor Schweitzer

Enclosures:   Duplicate Original Letter Employment, Confidential Information,
              and Invention Assignment Agreement